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                          August 8, 2022

       Ingo Mueller
       Chief Executive Officer
       AgriFORCE Growing Systems Ltd.
       300     2233 Columbia Street
       Vancouver, BC V5Y 0M6
       Canada

                                                        Re: AgriFORCE Growing
Systems Ltd.
                                                            Registration
Statement on Form S-1
                                                            Filed August 1,
2022
                                                            File No. 333-266441

       Dear Mr. Mueller:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Alex
King at 202-551-8631 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing